Washington Mutual Investors Fund

April 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,071,678
Class B	$4,080
Class C	$26,007
Class F1	$74,613
Class F2	$42,622
Total	$1,219,000
Class 529-A	$34,631
Class 529-B	$633
Class 529-C	$5,894
Class 529-E	$1,617
Class 529-F1	$2,171
Class R-1	$1,408
Class R-2	$12,055
Class R-3	$34,078
Class R-4	$44,017
Class R-5	$41,517
Class R-6	$94,559
Total	$272,580

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8600
Class B	$0.5593
Class C	$0.5574
Class F1	$0.8344
Class F2	$0.9359
Class 529-A	$0.8253
Class 529-B	$0.5084
Class 529-C	$0.5350
Class 529-E	$0.7319
Class 529-F1	$0.9087
Class R-1	$0.5642
Class R-2	$0.5808
Class R-3	$0.7282
Class R-4	$0.8427
Class R-5	$0.9544
Class R-6	$0.9731

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,253,060
Class B	5,872
Class C	44,284
Class F1	95,110
Class F2	51,431
Total	1,449,757
Class 529-A	42,922
Class 529-B	1,024
Class 529-C	11,143
Class 529-E	2,257
Class 529-F1	2,488
Class R-1	2,506
Class R-2	20,227
Class R-3	46,259
Class R-4	53,140
Class R-5	46,866
Class R-6	113,334
Total	342,166

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$40.40
Class B	$40.17
Class C	$39.99
Class F1	$40.28
Class F2	$40.39
Class 529-A	$40.33
Class 529-B	$40.20
Class 529-C	$40.09
Class 529-E	$40.15
Class 529-F1	$40.27
Class R-1	$40.06
Class R-2	$39.95
Class R-3	$40.14
Class R-4	$40.25
Class R-5	$40.39
Class R-6	$40.42